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                                    SUBSIDIARIES
                                         OF
                             CAP ROCK ENERGY CORPORATION


1.   CAP ROCK ENERGY CORPORATION (NEVADA) - This is a Nevada corporation.
     It is a shell corporation that was formed several years ago but not used to date.

2. NEW WEST RESOURCES, INC. - This company is a Texas corporation. It is a "for profit" company and is the Cooperative's most active subsidiary.
     It was initially formed to be the vehicle for the Cooperative's oil and gas business. It was previously in the oil and gas exploration business. It is no longer in that business. This company presently owns real estate, including, the office building in Midland, Texas, where the Company's headquarters are located.

3. CAP ROCK COOPERATIVE FINANCE CORPORATION - This company is a Texas cooperative corporation (not an electric cooperative). This company was formed to be a financing vehicle for the Cooperative's subsidiaries and to finance transactions with third parties in some circumstances. It is an associate member of National Rural Utilities Cooperative Finance Corporation. The Cooperative is, and thus the Company will be, the only member of this cooperative and its sole owner.

4. CAPSTAR RESOURCES, INC. - This company is a Texas corporation. It is a for profit company. This company mainly does "behind the meter" work for customers of the Cooperative. It may perform some behind the meter work for entities that do not purchase electricity from the Cooperative. Its main function is to provide "one call" service to some of the Cooperative's largest oilfield customers. When these customers want electric services, they make one call to the Cooperative. The Cooperative provides electric service and Capstar Communications, Inc. provides service to the oil well, including the electrical work behind the meter. In this fashion, the customer does not have to call the electric company, a contractor, an electrician, and others to have the equipment brought out. It merely calls the Cooperative or Capstar and everything is taken care of. This has worked very well for the Cooperative and the plans are for the Company to continue the company and perhaps to even expand its services.

5. NEWCORP RESOURCES ELECTRIC COOPERATIVE, INC. - This company was previously a "for profit" Texas corporation; however, a few years ago, for tax reasons, it was converted to a Texas electric cooperative, with the Cooperative as its only member. It is the power supply arm of the Cooperative. It has "beneficial ownership" of the transmission line. It provides power supply services to the Cooperative. It is a FERC regulated utility and has a FERC rate.

6. NEW WEST FUELS, LLC. - This Company is a Texas limited liability company. It was formed when New West Resources was in the oil and gas exploration and drilling business. Previously, New West Resources and a group of outside partners were the members of the limited liability company. However, when that relationship

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     ended, New West Resources remained as the only member.  This company is essentially a shell, but has some contractual rights and some loss carry-forwards.

7. MAP RESOURCES, INC. - This Company is a Texas corporation. New West Resources owns 50% of this corporation.

8. CAP ROCK UTILITY SERVICES, INC. - This is a "for profit" Texas corporation. Its only shareholder is Capstar Communications, Inc. It is essentially a shell corporation at this point. It was formed a number of years ago, but has remained dormant.

9. MCCULLOCH ELECTRIC COOPERATIVE, INC. - This company is a Texas electric cooperative. All of the members, the assets, and the liabilities of McCulloch have been transferred to Cap Rock. However, its Certificate of Convenience and Necessity are in the process of being transferred to the Cooperative. That matter is currently pending at the Public Utility Commission of Texas. Further, paperwork is currently being circulated to payoff McCulloch's RUS debt. As soon as these matters are completed, McCulloch will be dissolved. However, at the present time, it continues to be in existence, although it is essentially a shell company.

10. CAPSTAR COMMUNICATIONS, INC. - This is a Texas "for profit" corporation. Its purpose is to serve as the vehicle for telecommunications acquisitions and operations by the Company. At present, it has limited assets and operations.

11. CONSOLIDATING TELEPHONE COOPERATIVE, INC. - This company is a Texas telephone cooperative. It was formed in order to acquire other telephone cooperatives in Texas. At present, it has limited assets and operations.